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                                                                     EXHIBIT 3.5

                          CERTIFICATE OF AMENDMENT OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                DRKOOP.COM, INC.


     DRKOOP.COM, INC., a corporation organized under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

     1.  The name of the corporation is drkoop.com, Inc.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on February 26, 1999.


     3. This Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, and the corporation's stockholders have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     4. The first paragraph of Article IV of the Restated Certificate of Incorporation of this corporation shall be amended to read in its entirety as follows:


                                   ARTICLE IV

          The aggregate number of shares that the Company shall have authority to issue is 75,000,000 divided into 50,000,000 shares of Common Stock (the "Common Stock") each with the par value of $0.001 per share, and 25,000,000 shares of Preferred Stock (the "Preferred Stock") each with the par value of $0.001 per share. The Preferred Stock may be issued from time in one or more series. The first series shall be denominated the "Series A 8%
                                                              -----------
     Convertible Preferred Stock" and shall consist of 750,000 shares.  The
     ---------------------------
     second series shall be denominated the "Series B Preferred Stock" and shall
                                             ------------------------
     consist of 13,781,145 shares. The third series shall be denominated the "Series C Preferred Stock" and shall consist of 3,000,000 shares.
     -------------------------

          As of the date of the filing of this Certificate of Amendment of Restated Certificate of Incorporation, each currently outstanding share of Common Stock shall be subdivided and converted into 2.5 outstanding shares of Common Stock and each currently outstanding share of Preferred Stock shall be subdivided and converted into 2.5 outstanding shares of Preferred Stock.
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     The foregoing amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.


     Executed at Austin, Texas, this ____ day of June, 1999.


                                          DRKOOP.COM, INC.


                                          By:  ______________________________
                                                Donald W. Hackett, President


     ATTEST:

     By: ______________________________
          Louis A. Scalpati, Secretary